                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement        [ ]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12.

                             Flowserve Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
     0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5)  Total fee paid:

--------------------------------------------------------------------------------

     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:

--------------------------------------------------------------------------------
      (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
      (3)  Filing Party:

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      (4)  Date Filed:

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


                              FLOWSERVE CORPORATION
                         222 WEST LAS COLINAS BOULEVARD
                               IRVING, TEXAS 75039

                  NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 21, 1998


        The 1998 Annual Meeting of Shareholders of Flowserve Corporation (the "Company") will be held at the Omni Mandalay Hotel, 221 East Las Colinas Boulevard, Irving, Texas at 9:00 a.m. on Thursday, May 21, 1998, for the following purposes:

        1. To elect one director to serve a term of one year and three directors to each serve for a term of three years.

        2.    To approve the Flowserve Corporation 1998 Restricted Stock Plan.

        3. To transact such other business as may properly come before the meeting or any adjournment thereof.

        Shareholders of record at the close of business of April 2, 1998, are entitled to notice of and to vote at this meeting.

                                              By order of the Board of Directors


                                              Ronald F. Shuff
                                              Secretary


Irving, Texas
April 9, 1998



--------------------------------------------------------------------------------
                         VOTING YOUR PROXY IS IMPORTANT
     PLEASE SIGN AND DATE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------

                              FLOWSERVE CORPORATION

                                -----------------

                                 PROXY STATEMENT

                                -----------------

                                                                    Mailing Date
                                                                   April 9, 1998


                               GENERAL INFORMATION


PERSONS MAKING THE SOLICITATION

        The accompanying Proxy is solicited by the Board of Directors (the "Board") of Flowserve Corporation (the "Company") and relates to the Company's 1998 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Omni Mandalay Hotel, 221 East Las Colinas Boulevard, Irving, Texas at 9:00 a.m. on Thursday, May 21, 1998.

VOTING SECURITIES

        The Company has one class of stock outstanding, namely common stock, $1.25 par value (the "Common Stock"), of which there were 40,751,669 shares outstanding as of April 2, 1998. Only holders of Common Stock whose names appeared of record on the books of the Company at the close of business on April 2, 1998, are entitled to notice of and to vote at the Annual Meeting. Each share entitles the holder thereof to one vote.

        The holders of a majority of the shares of Common Stock outstanding as of the record date, whether present in person or represented by Proxy, constitute a quorum at the Annual Meeting. Both shares as to which the holder abstains from voting on a particular matter, and broker "non-votes" (being street-name shares which the record holder refrains from voting because of the absence of required instructions from the beneficial owner), will count towards the determination of whether a quorum is present at the Annual Meeting.

ACTIONS TO BE TAKEN UNDER THE PROXY

        Unless otherwise directed by the giver of the Proxy, all properly executed Proxies will be voted for the election of Hugh K. Coble, George T. Haymaker and William C. Rusnack for three year terms as directors of the Company; in favor of Charles M. Rampacek for a one year term as a director; in favor of the Flowserve Corporation 1998 Restricted Stock Plan; and, at the discretion of the persons acting under the Proxy, in the transaction of such other business as may properly come before the meeting or any adjournment thereof.

        Should any nominee named herein for the office of director become unable or unwilling to accept nomination or election, it is intended that the persons acting under the Proxy will vote for the election, in his or her stead, of such other person as the Board may designate. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office.

        The giving of a Proxy does not preclude the right to vote in person, should the person giving the Proxy so desire. A person giving a Proxy has the power to revoke the same, at any time before it has been exercised, by giving the Company written notice bearing a later date than the Proxy, by submission of a later dated Proxy, or by voting in person at the Annual Meeting (although attendance at the Annual Meeting will not in and of itself constitute revocation of a Proxy). All properly executed Proxies will be voted. The proxy voting will be tabulated by the Company's transfer agent, National City Bank, which will also serve as inspector of election at the Annual Meeting.


                              ELECTION OF DIRECTORS


        The Board currently consists of eleven directors who are divided into three classes, with one full class being elected at each Annual Meeting of Shareholders. At the Annual Meeting, the term of the directors serving in the Class of 1998 expires, and three directors will be elected to hold office until the 2001 Annual Meeting of Shareholders and until their successors are elected and qualified. One director will also be elected to a one year term to join the members of the Class of 1999, whose term will expire at the 1999 Annual Meeting of Shareholders. Under New York law, directors are elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election.

        Set forth below is information with respect to each nominee for election as a director and each director whose term of office continues after the Annual Meeting.


CLASS OF 2001
NOMINEES TO BE ELECTED FOR A THREE YEAR TERM:

        HUGH K. COBLE, 63, retired Vice Chairman Emeritus of Fluor Corporation, a major engineering and construction firm, was elected to the Board in 1994. Mr. Coble joined Fluor Corporation in 1966, where he held a series of increasingly responsible management positions and had been a director from 1984 until his retirement in June 1997. He is also a director of Beckman Instruments, Inc., which sells medical instruments and, effective April 16, 1998, a director of ICO Global Communications, a telecommunications business.

        GEORGE T. HAYMAKER, JR., 59, Chairman and Chief Executive officer of Kaiser Aluminum Corporation, was elected to the Board in December 1997. Before joining Kaiser in 1993 as its President and Chief Operating Officer, Mr. Haymaker had worked with a private partner in the acquisition and redirection of several metal fabricating companies. He had also been Executive Vice President of Alumax and held various positions at Alcoa, including Vice President and Treasurer and Group Vice President of International Operations.

        WILLIAM C. RUSNACK, 53, was elected to the Board in July 1997 following the merger of the Company (formerly known as Durco International Inc. and The Duriron Company, Inc.), and BW/IP, Inc. ("BW/IP") on July 22, 1997 (the "Merger"). Mr. Rusnack had served as a director of BW/IP from 1993 to July 1997. He was Senior Vice President of ARCO (an integrated petroleum company) from July 1990 to January 1998, and was President of ARCO Products Company from 1993 to January 1998. He was President of ARCO Transportation Company from 1990 to 1993, Vice President of Atlantic Richfield from 1987 to 1990 and Senior Vice President of ARCO Oil & Gas Company from 1985 to 1987.



CLASS OF 1999
NOMINEE TO BE ELECTED FOR A ONE YEAR TERM:

        CHARLES M. RAMPACEK, 54, was elected to the Board effective April 1, 1998. Mr. Rampacek has been the President and CEO of Lyondell-Citgo Refining Company Ltd., a manufacturer of petroleum products, since 1996. He previously was employed by Tenneco, Inc., where he served as President, Tenneco Gas Transportation Company, from 1992 to 1996. He is a member of the board of directors of the National Petroleum Refiners Association.

DIRECTORS WHOSE TERM IN OFFICE CONTINUES UNTIL 1999:

        MICHAEL F. JOHNSTON, 50, was elected to the Board in July 1997, following the Merger. Mr. Johnston had served as a director of BW/IP from 1996 to July 1997. Since September 1997, he has been President, Americas Automotive Group of Johnson Controls, Inc., a company serving the automotive and building services industries. He was Vice President and General Manager of ASG Interior Systems Business of Johnson Controls, Inc. from January 1997 to September 1997, Vice President and General Manager of the Johnson Controls Battery Group from 1993 to January 1997, Vice President and General Manager of SLI Battery Division from 1991 to 1993 and Vice President and General Manager of the Specialty Battery Division from 1989 to 1991.

        KEVIN E. SHEEHAN, 52, was elected to the Board in 1990. Mr. Sheehan is a general partner of the CID Equity Partners, a venture capital firm that concentrates on early stage and high growth entrepreneurial companies. He was a Vice President with Cummins Engine Company, a manufacturer of diesel engines and related components, from 1980 until 1993.

        R. ELTON WHITE, 55, was elected to the Board in 1993. Mr. White retired in 1994 as President and a director of NCR Corporation, a computer systems manufacturer, after 27 years of service to this company in various management capacities. He is a director of Keithley Instruments, an electronics test and measurement concern, and Kohl's Corporation, a department store company.

CLASS OF 2000
DIRECTORS WHOSE TERM IN OFFICE CONTINUES UNTIL 2000:

        BERNARD G. RETHORE, 56, became Chairman of the Board and Chief Executive Officer of the Company in July 1997 following the Merger. Mr. Rethore was elected Chairman of the Board of BW/IP, in February 1997 and had served as its President, CEO and a director since 1995. He was Senior Vice President of Phelps Dodge Corporation and President of Phelps Dodge Industries, its diversified international manufacturing business, from 1989 to 1995. Previously Mr. Rethore had been President and CEO of Microdot Industries, the diversified manufacturing business of Microdot, Inc. Mr. Rethore is also a director of Maytag Corporation, a manufacturer of appliances and related consumer products, and Belden, Inc., a manufacturer of wire, cable and cord products for the electronics industry.

        WILLIAM M. JORDAN, 54, became President and Chief Operating Officer of the Company in July 1997 following the Merger. Mr. Jordan has been President and a director of the Company since 1991. He was Chief Executive Officer from 1993 to July 1997 and Chairman of the Board from 1996 to July 1997. He was elected Executive Vice President in 1990 and served as Chief Operating Officer from 1990 to 1993. He joined the Company in 1972. He is a director of NIBCO, a manufacturer of flow control products, and Thomas Industries, Inc., a manufacturer of lighting fixtures, air compressors and vacuum pumps.

        DIANE C. HARRIS, 55, was elected to the Board in 1993. Mrs. Harris is President of Hypotenuse Enterprises, Inc., a merger and acquisition services and corporate development outsourcing company. She was Vice President, Corporate Development, of Bausch & Lomb, an optics and health care products company, from 1981 to 1996. She is a director and Immediate Past President of the Association for Corporate Growth.

        JAMES O. ROLLANS, 55, was elected to the Board in July 1997, following the Merger. Mr. Rollans had served as a director of BW/IP from 1994 to July 1997. He has been Senior Vice President and Chief Administrative Officer of Fluor Corporation, a major engineering and construction firm, since 1994. He had served as Fluor's Senior Vice President and Chief Financial Officer and its Vice President, Corporate Communications, from 1982 to 1994. Mr. Rollans is Chairman of the Board of Lafayette Pharmaceuticals, Inc. and a member of the Fluor board of directors.

        Any shareholder who intends to nominate a director must, pursuant to
Article III, Section 2 of the By-Laws of the Company as approved by the Shareholders at the 1986 Annual Meeting of Shareholders, give written notice of such intention to the Secretary of the Company. The notice must be received at the principal executive offices of the Company not less than 50 days prior to the meeting (or if fewer than 60 days notice or prior public disclosure of the meeting date is given or made to shareholders, not later than the tenth day following the day on which the notice of the date of the meeting was mailed or such public disclosure was made) and must include specified information about the nominee and the shareholder. The proposed nomination will be referred to the Executive Committee of the Board for further consideration. No shareholder has to date notified the Company of any intention to nominate a director.

BOARD COMMITTEES: MEMBERSHIP AND FUNCTIONS

        Nine meetings of the Board were held in 1997. The number of meetings held by each of the three standing committees of the Board in 1997 was as follows: Audit/Finance Committee six; Compensation Committee - six; Executive Committee - five.

        The Audit/Finance Committee, of which Mr. Rusnack is chairman and Mrs. Harris and Messrs. Rollans and White are members, advises the Board on strategic financial matters, including making recommendations to the Board on acquisitions, divestitures, major financings, pension fund performance, capital structure and dividend policy. The Committee meets with the independent auditors, internal auditors and management personnel to review the scope and results of the annual audit of the financial statements of the Company and the recommendations of the independent auditors pertaining to accounting practices, policies and procedures and overall internal controls. The Committee also approves major capital expenditures made in the ordinary course of business and recommends annually the appointment of independent auditors for the Company.

        The Compensation Committee, of which Mr. Sheehan is a chairman and Messrs. Coble, Haymaker and Johnston are members, has the responsibility of establishing executive compensation through which officers and key management personnel are compensated in a manner which is internally equitable, externally competitive and an incentive for effective performance in the best interest of shareholders. The Committee has the authority of the Board to fix the compensation of officers, including the Chief Executive Officer, who are elected by the Board. The Committee also administers the Company's stock option, restricted stock and incentive compensation plans. It is responsible for reviewing the management succession plan and for recommending changes in director compensation to the Board. The report of the Committee on the Company's executive compensation practices is located on page 15 of this Proxy Statement.

        The Executive Committee, of which Mr. Coble is chairman and Messrs. Rethore, Rusnack and Sheehan are members, is empowered to exercise the full authority of the Board except as to matters not delegable to a committee under the New York Business Corporation Law. The Committee makes recommendations to the Board for the positions of Chairman of the Board, President, Chief Executive Officer and candidates for director. The Committee also reviews and makes recommendations on Board self governance matters to the Board.

        Each of the directors attended, in the aggregate, 75% or more of the 1997 meetings of the Board and of the standing committees on which he or she served.


BOARD INTERNAL GOVERNANCE GUIDELINES


        In December 1997, the Board adopted internal self governance guidelines designed to promote superior management of the Company. The guidelines address the director selection process, composition of Board Committees (including selection of an outside director as Chairperson of the Executive Committee) and the formal process for Board review of CEO, individual director and full Board performance. The guidelines establish requirements for director stock ownership including receipt of one-half of a director's annual compensation in the form of restricted Common Stock and ownership of Common Stock with a value of at least $100,000 by the end of his/her fifth year of Board service. Finally, these guidelines require the offer of resignation by a non-employee director when the director's principle occupation has changed during a term of office.

DIRECTOR COMPENSATION

        The philosophy of the Board is that a significant component of director compensation should be paid in the form of Common Stock. Effective July 1, 1997, non-employee director compensation consists of equivalent components of Common Stock and a cash retainer with a total target value of $36,000 per year. For 1997 evaluation purposes only, the dollar value of the Common Stock portion is based upon a grant of 600 restricted shares under the Company's Restricted Stock Plan at a market price of $30 per share and the annual cash retainer is $18,000. Committee chairmen receive an additional annual retainer of $2,000, and all non-employee directors also receive $500 for attendance at any special meeting requiring travel. Dividend and voting rights attach upon receipt of the Restricted Stock, and the Restricted Stock vests one year after grant, unless forfeited back to the Company due to earlier termination of Board service.

        Prior to July 1, 1997, non-employee directors were paid retainers at the rate of $14,100 per year and received a grant of Restricted Stock, when elected to the Board at the Annual Meeting of Shareholders, that vested at the rate of 300 shares per year. In addition, non-employee directors received a fee of $750 for each Board meeting attended and $600 for each Committee meeting attended (or one-half of this fee if not a committee member). Committee chairmen received an additional $500 per committee meeting, and the chairman of the Executive Committee received an additional retainer of $5,000 per year. To complete the transition to the new compensation program in December 1997, non-employee directors received a special one-time grant of 300 shares (or 600 shares to directors not serving at the time of the 1997 Annual Meeting of Shareholders) so that all directors received grants of 600 shares of Restricted Stock for service during the Board one year term expiring at the 1998 Annual Meeting, as prorated on a quarterly basis for directors who are newly elected during the middle of the term.

        Under the Company's current deferred compensation arrangements for directors, a director may elect to defer, in the form of Common Stock or cash, receipt of the annual cash retainer payable for service as a director, until he or she terminates Board service.

        The Company maintains a liability insurance policy with the Chubb Group of Insurance Companies and Royal Insurance Company of America covering part of the Company's statutory right and obligation to indemnify directors and officers and partially covering directors and officers in some instances in which they might not otherwise be indemnified by the Company. The current policy is for a three year term (expiring August 30, 2000) at an annual cost of approximately $230,000.

                  SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

        Set forth in the table below is information as of March 15, 1998, with respect to the number of shares of Common Stock of the Company beneficially owned by each director and certain executive officers of the Company and by all directors and officers as a group. For purposes of this table, an individual is considered to "beneficially own" any shares of Common Stock (i) over which he or she exercises sole or shared voting or investment power or (ii) of which he or she has the right to acquire beneficial ownership at any time within 60 days after March 15, 1998.


                                           (A)                                  (B)
                                                                    NUMBER OF SHARES, INCLUDING
                                   OPTION SHARES WHICH           OPTION SHARES SHOWN IN COLUMN (A),
                                           MAY                BENEFICIALLY OWNED AS OF MARCH 15, 1998
                                 BE ACQUIRED WITHIN 60                        (A) (B)
                                          DAYS
                                 ---------------------        ---------------------------------------
Hugh K. Coble..................                   -                               2,868
Diane C. Harris................                 788                               5,420
George T. Haymaker.............                   -                                 600
Bruce E. Hines (c).............              21,399                              55,293  (d) (e)
William M. Jordan..............              48,279                             228,878  (d) (e)
Michael F. Johnston............               4,703                               6,287
Charles M. Rampacek (f)........                 -                                 1,000
Bernard G. Rethore.............             238,305                             312,970  (d) (e)
James O. Rollans...............               5,991                               7,287
William C. Rusnack.............               9,056                              11,398
George A. Shedlarski...........              22,299                              75,149  (d) (e)
Kevin E. Sheehan...............                   -                               4,864
Mark E. Vernon.................              16,839                              49,450  (d) (e)
R. Elton White.................                 788                              10,982
Howard D. Wynn.................              45,324                              73,654  (d) (e)
18 Directors and Officers as a Group(c)(f)  470,114                             971,606
-------------------

(a) Unless otherwise indicated, voting power and investment power are exercised solely by the named individual or are shared by such individual and his or her immediate family members.

(b) No director or officer beneficially owns in excess of 1% of the outstanding shares of Common Stock of the Company. All directors and officers as a group own 2.4% of the outstanding shares of Common Stock of the Company. Percentages are calculated on the basis of the number of shares outstanding at March 15, 1998, plus the number of shares subject to outstanding options held by the individual or group which are exercisable within 60 days thereafter.

(c) Mr. Hines resigned from his position as Vice President, Finance and Chief Financial Officer, effective December 1, 1997, but remains an employee. His shareholdings are not included in the computation of shareholdings of "Directors and Officers as a Group" in any part of this table or its footnotes.

(d) Includes the following shares held as of December 31, 1997, by The Duriron Company, Inc. Savings and Thrift Plan Trust or by the BW/IP International, Inc. Capital Accumulation Plan, each sponsored by the Company, for the following individuals: Mr. Rethore - 174; Mr. Jordan - 23,259; Mr. Shedlarski - 5,008; Mr. Vernon - 104; Mr. Wynn - 10,065; and Mr. Hines - 2,314; and all directors and executive officers as a group - 51,419. Participants in these Plans have the right to vote shares held for their accounts, but disposition of the shares is restricted and may be made only in accordance with the terms of the plans, which are designed to comply with Section 401(k) of the Internal Revenue Code.

(e) Includes 5,980 shares held for the benefit of Mr. Rethore, 21,500 shares held for the benefit of Mr. Jordan, 7,500 shares each held for the benefit of Mr. Shedlarski and Mr. Hines, 15,000 shares held for the benefit of Mr. Vernon, 245 shares held for the benefit of Mr. Wynn and 81,452 shares held for the benefit of all directors and executive officers as a group, which are subject to restrictions on resale and forfeiture back to the Company, but which have full dividend rights. Receipt of such shares (except for shares held by Messrs. Rethore and Wynn) has been deferred until termination of service.

(f) Mr. Rampacek was elected to the Board effective April 1, 1998. His shareholdings were acquired after March 15, 1998 and are thus not included in the computation of shareholdings of "Directors and Officers as a Group" in any part of this table or its footnotes.

                           EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table sets forth certain summary information concerning the compensation provided by the Company to the Chief Executive Officer and its four other highest compensated officers in 1997 and one additional individual who was not serving as an executive officer at December 31, 1997, but who otherwise would have been one of the four other highly compensated officers.


                                           SUMMARY COMPENSATION TABLE (1)

                                                                                      LONG-TERM COMPENSATION
                                                                                ---------------------------------
                                              ANNUAL COMPENSATION                         AWARDS          PAYOUTS
                                    ------------------------------------------  ------------------------  -------
         (a)                         (b)     (c)       (d)           (e)            (f)          (g)       (h)            (i)
                                                                    OTHER        RESTRICTED  SECURITIES
                                                                    ANNUAL         STOCK     UNDERLYING    LTIP         ALL OTHER
                                            SALARY    BONUS      COMPENSATION     AWARD(S)  OPTIONS/SARS  PAYOUTS      COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR    ($)       ($)          ($) (5)        ($) (6)       (#)       ($) (7)        ($) (8)
---------------------------         ----    ------    -----      -------------  ----------- ------------  -------      -----------
BERNARD G. RETHORE.......           1997   480,930   566,578(9)       0                0       62,300 (3)       0       2,438
 Chairman and Chief                 1996   400,000   258,376          0          192,304            0           0       2,375
 Executive Officer                  1995    80,512         0          0                0      174,200 (4)       0           0

WILLIAM M. JORDAN........           1997   475,788   450,520          0                0       18,000     303,113      11,740
 President and Chief                1996   396,308   484,979(9)       0          546,000       57,000     218,635      11,630
 Operating Officer                  1995   298,615   324,873          0                0       12,000           0      11,630

GEORGE A. SHEDLARSKI.....           1997   255,242   124,863          0                0        9,000     143,199      10,042
 Vice Pres. and Pres.               1996   228,810   170,513          0                0        7,000      97,478      10,042
 Fluid Sealing Div.                 1995   194,363   144,191          0                0        7,000           0      10,042

MARK E. VERNON...........           1997   224,989   146,301      6,344                0        7,500     143,199      18,916
 Vice Pres. and Pres..              1996   211,708   168,531          0                0        7,000      95,100      15,399
 Flow Control Div.                  1995   178,551   127,948          0                0        7,000           0      18,509

HOWARD D. WYNN (2)(10)...           1997   219,732   176,678          0                0       18,600(3)        0       2,924
 Vice Pres. and Pres.               1996   167,000    90,460          0            5,648       15,329(4)        0       3,000
 Rotating Equipment Div.            1995   138,000    41,000      2,545                0        3,832(4)        0       2,050

BRUCE E. HINES (11)......           1997   275,675   178,644          0                0            0     190,692      11,597
 Former Vice President,             1996   233,265   206,327(9)       0                0        7,000     129,808      11,237
 Finance and Chief                  1995   197,617   168,822          0                0        7,000           0      11,237
 Financial Officer

-----------

(1) Salary, annual bonus and long term payouts may be deferred with interest by the recipient until retirement. Annual bonus and long term payouts may also be deferred in the form of Common Stock.

(2) Mr. Rethore became Chairman and Chief Executive Officer and Mr. Wynn became Vice President and President of the Rotating Equipment Division following the Merger. Mr. Rethore had been Chairman, President and Chief Executive Officer of BW/IP and Mr. Wynn had been Vice President of BW/IP and President of the Pump Division of BW/IP prior to the Merger. Compensation paid or awarded to Messrs. Rethore and Wynn by BW/IP in 1995, 1996 and in 1997 prior to the Merger is included for informational purposes only. Information regarding Mr. Rethore's compensation is provided from and after the date of his joining BW/IP in October 1995. Information provided for 1997 for Messrs. Rethore and Wynn includes salary paid to them by BW/IP in the amounts of $246,090 and $105,712, respectively, between January 1, 1997, and the Merger.

(3) Option amounts shown were awarded by the Company after the Merger. In addition to the amounts shown, pursuant to the BW/IP, Inc. 1996 Long-Term Incentive Plan, Messrs. Rethore and Wynn received stock options from BW/IP in February 1997 to acquire 92,000 shares and 32,000 shares, respectively, of BW/IP common stock. At the time of the Merger, the original number of shares underlying the awards was multiplied by .6968, which is the rate at which all BW/IP stock, including that of Messrs. Rethore and Wynn, was exchanged for shares of Common Stock ("Exchange Rate"). The underlying option price per share was simultaneously changed by dividing it by .6968 (the "Conversion Price").

(4) Options granted by BW/IP prior to the Merger were converted at the Exchange Rate into options to acquire Common Stock at the Conversion Price.

(5) Represents tax adjustment payments on relocation allowances for Mr. Vernon and an automobile allowance for Mr. Wynn. The only other type of Other Annual Compensation for each of the named officers was in the form of perquisites and was less than the level required for reporting.

(6) Mr. Rethore received an award of restricted BW/IP common stock of 8,206 shares from BW/IP in May 1996. In 1997, pursuant to the BW/IP 1996 Long-Term Incentive Plan, Mr. Rethore and Mr. Wynn received matching restricted stock awards of 2,019 shares and 353 shares, respectively, of BW/IP common stock that vest over three years. All BW/IP shares were exchanged into shares of Common Stock following the Merger at the Exchange Rate. Mr. Jordan received 21,000 shares of restricted Common Stock upon his election to the additional position of Chairman of the Board in April 1996 prior to the Merger. At December 31, 1997, previously granted restricted shares have a value of $167,066 for Mr. Rethore, $600,656 for Mr. Jordan, $209,531 for Messrs. Shedlarski and Hines, $419,063 for Mr. Vernon, and $6,845 for Mr. Wynn. The aforementioned restricted shares represent the only restricted holdings of such officers. Regular dividends are payable on all such restricted shares, which may be deferred except for shares previously granted to Messrs. Rethore and Wynn by BW/IP.

(7) Based on three year performance plan ending in December of noted year but actually paid in following year. Payment under the plan for performance ending in 1997 was one-half cash and one-half shares of Common Stock of the Company at then fair market value. The procedure for determining the number of shares payable is based on current market value of shares at the time of award. As a result of the Merger, payouts for the three year performance cycles ending in December 1998 and December 1999 were accelerated for payment in February 1998 based upon performance at December 31, 1997 against such three year targets. The payments were in addition to amounts shown in the Summary Compensation Table for 1997. The individuals to whom such payments were made, and the respective amounts paid for the three year cycles scheduled to end in 1998 and 1999, were as follows: Mr. Jordan $395,033 and $515,371; Mr. Shedlarski $170,437 and $181,271; Mr. Vernon
     $170,437 and $181,271; and Mr. Hines $240,046 and $255,450. Messrs. Rethore
     and Wynn did not participate in this plan.

(8) Reflects Company contributions to officer accounts in defined contribution benefit plans (which are generally available to salaried employees) in the following amounts: Mr. Rethore - $2,438; Mr. Jordan - $5,510; Mr. Shedlarski - $5,760; Mr.Vernon - $14,267; Mr. Wynn - $2,924; and Mr. Hines $5,760 (Mr. Vernon participates in a Company subsidiary's profit sharing plan in which no other officers participate). Information for Messrs. Rethore and Wynn includes contributions by BW/IP in the amount of $2,438 and $2,441, respectively, between January 1, 1997, and the Merger. Also reflects the computation, under SEC rules, of the actuarial value to these officers of the non-term portion of an executive "split dollar" life insurance program, in the following amounts: Mr. Jordan - $6,230; Mr. Shedlarski - $4,642; Mr. Vernon - $4,649 and Mr. Hines - $5,837.

(9) Mr. Rethore elected to take all his 1997 annual bonus, Mr. Jordan elected to take all his 1996 annual bonus and Mr. Hines elected to take one-half of his 1996 bonus, in the form of shares of Common Stock, payable after retirement, which resulted in such bonuses being increased 5% in value over its cash equivalent under the applicable executive incentive plan. The procedure for determining the number of shares payable in lieu of cash is also fixed under this plan.

(10) The Company provided a bridge loan for purchase of a home to Mr. Wynn in the amount of $155,000 in January 1998, secured by a promissory note, which will be repaid by Mr. Wynn in the second quarter of 1998.

(11) Mr. Hines resigned from his position as Vice President, Finance and Chief Financial Officer, effective December 1, 1997, but remains an employee of the Company.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

        The following table contains information concerning the grant of Stock Options under the Company's 1989 and 1997 Stock Option Plans to its executives shown on the Summary Compensation Table. No Stock Appreciation Rights were granted in 1997 either in tandem with such Stock Options or otherwise, and no previously outstanding Stock Options were amended in 1997 to change the exercise price.


                        OPTION GRANTS IN LAST FISCAL YEAR


                                        INDIVIDUAL GRANTS
                      ---------------------------------------------------------
        (a)                 (b)             (c)            (d)             (e)           (f)         (g)
                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                          NUMBER OF      % OF TOTAL     EXERCISE                       ANNUAL RATE OF STOCK
                         SECURITIES       OPTIONS          OR                         PRICE APPRECIATION FOR
                         UNDERLYING      GRANTED TO       BASE                           OPTION TERM (3)
                          OPTIONS       EMPLOYEES IN      PRICE         EXPIRATION    ----------------------
                      GRANTED (#) (1)   FISCAL YEAR      ($/SH)           DATE         5% ($)      10%($)
                      ---------------   -----------       ----          --------     ---------   ----------

Bernard G. Rethore        62,300(2)        17.5          30.00          10/24/07     1,175,402   2,978,706
William M. Jordan         18,000            5.1          30.00          10/24/07       339,602     860,621
George A.                  9,000            2.5          30.00          10/24/07       169,801     430,311
Shedlarski
Mark E. Vernon             7,500            2.1          30.00          10/24/07       141,501     358,592
Howard D. Wynn            18,600(2)         5.2          30.00          10/24/07       350,922     889,308
Bruce E. Hines                 0             -             -                -             -           -
----------------

(1) All Stock Options granted were for a ten year term. Of these options, the following were granted as incentive stock options: Mr. Rethore - 9,999; Mr. Jordan - 4,000; Mr. Shedlarski - 3,770; Mr. Vernon - 7,144 and Mr. Wynn - 9,999.The remaining options granted to each executive were nonqualified. The exercise price of all these Stock Options was equal to the fair market value on the date of grant, with pro rata vesting occurring on each grant anniversary until fully vested on the third anniversary of grant. All these Stock Options have tandem limited rights which, in general, allow the optionee to receive the value of the Stock Option in the event of a change of control of the Company.

(2) Messrs. Rethore and Wynn also received stock option grants in 1997 from BW/IP covering 92,000 shares and 32,000 shares, respectively, of BW/IP common stock. All of these shares became immediately vested at the Merger and were converted into options covering 64,105 shares for Mr. Rethore and 22,297 shares for Mr. Wynn of Common Stock at a price of $22.8724 per share.

(3) All appreciation valuations set forth are for illustration purposes only as required by SEC rules and are not projections of future stock appreciation rates.

OPTION/SAR EXERCISES AND HOLDINGS

        For the executives named in the Summary Compensation Table, the following table sets forth information concerning the exercise of Stock Options and/or SARs during 1997 and the unexercised Stock Options and SARs held by such executives as of the end of 1997.


                                AGGREGATE OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                                         FISCAL YEAR-END OPTION/SAR VALUES

       (a)                  (b)           (c)                   (d)                               (e)
                                                        NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                          SHARES                       UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS/SAR'S
                        ACQUIRED ON     VALUE         OPTIONS/SAR'S AT FY-END                AT FY-END ($)
                                                                (#)
                                                    ----------------------------------------------------------------
       NAME           EXERCISE ($)(1)  REALIZED ($)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE      UNEXERCISABLE (2)
       ----           --------------   -----------  -------------  -------------  ---------------  -----------------
Bernard G. Rethore           -             -         238,305        62,300          507,232                  0
William M. Jordan          46,620       982,435       33,279        60,001          112,058             71,127
George A. Shedlarski       20,200       427,122       22,299        16,001          191,234              7,584
Mark E. Vernon              7,460       147,780       16,839        23,901          126,400            129,980
Howard D. Wynn                  -          -          45,324        18,600          182,708                  0
Bruce E. Hines             10,200       216,476       35,899         7,001          372,223              7,584

(1) Officers paid the exercise price for certain shares through the exchange of previously owned shares of Common Stock, so that the net increase in share holdings was 20,378 for Mr. Jordan, 8,455 for Mr. Shedlarski, 3,950 for Mr. Vernon and 5,125 for Mr. Hines.

(2) Based upon the excess, where applicable, of the market value of $27.94 per share at December 31, 1997, of the shares covered by Stock Options held by these officers, over the applicable exercise prices of such Stock Option shares.


LONG-TERM INCENTIVE PLAN

        The following table provides information concerning awards made for 1997 under the Company's Long-Term Incentive Plan to the executives shown on the Summary Compensation Table.


                                           LONG-TERM INCENTIVE PLANS
                                           AWARDS IN LAST FISCAL YEAR
                                                                                       ESTIMATED FUTURE PAYOUTS UNDER
                                                                                       NON-STOCK PRICE-BASED PLANS (2)
                                                                                   --------------------------------------
           (a)                         (b)                     (c)                     (d)           (e)            (f)

                                NUMBER OF SHARES,     PERFORMANCE OR OTHER
                                 UNITS OR OTHER      PERIOD UNTIL MATURATION        THRESHOLD       TARGET        MAXIMUM
          NAME                   RIGHTS (#) (1)          OR PAYOUT (3)                 ($)           ($)            ($)
          ----                    -------------          -------------                 ---           ---            ---
Bernard G. Rethore.......               -                       -                       -             -               -
William M. Jordan.......(4)        23.3 Rights        February 2000 Payout            Note 2       257,685         515,370
George A. Shedlarkski...(5)         8.2 Rights        February 2000 Payout            Note 2        90,636         181,272
Mark E. Vernon..........(5)         8.2 Right         February 2000 Payout            Note 2        90,636         181,272
Howard D. Wynn...........               -                       -                       -             -               -
Bruce E. Hines..........(4)        11.5 Rights        February 2000 Payout            Note 2       127,725         255,450
------------

(1) Each Right is a predetermined percentage of total Plan award "pool," if earned and applicable.

(2) Payout is based upon EVA* (economic value added) and requires, as a prerequisite, that the Company earn more than its cost of capital on the average net assets used to generate its earnings. Payout at threshold requires a positive cumulative EVA calculation for the three year period. Specified annual percentages (whether positive or negative) of annual EVA performance and annual EVA improvement or decline during each year of three year Plan cycle are used to calculate actual awards, if any.

(3) As part of the Merger restructuring, the Plan was terminated and payouts accelerated prior to end of scheduled three year term. These payments are included in the special February 1998 termination payments noted in Footnote 7 to the Summary Compensation Table on page 9.

(4)  Target award is 45% of salary reference rate of position held.

(5)  Target award is 35% of salary reference rate of position held.


PENSION PLANS

        The following tables show the estimated annual pension benefits payable to a covered participant at normal retirement of 65 under the Company's qualified defined benefit pension plans and nonqualified supplemental pension plans. These nonqualified plans provide certain additional retirement benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits. All executive officers listed in the Summary Compensation Table except Mr. Vernon are covered by these plans.

        Table I indicates the maximum annual retirement benefit that persons in specified compensation and years of service classifications would be entitled to receive under the former Durco International defined benefit and supplemental retirement plans. The executive officers noted in the Summary Compensation Table who are covered by these plans are Messrs. Jordan, Shedlarski and Hines.


                           TABLE I - PENSION PLAN (1)

                                                          YEARS OF SERVICE (2)
                          ---------------------------------------------------------------------------------


   REMUNERATION (3)         15              20                 25                 30                   35
   ----------------         --              --                 --                 --                   --
      300,000             $60,363         $80,484           $100,604           $120,725            $140,846
      400,000              81,363         108,484            135,604            162,725             189,846
      500,000             102,363         136,484            170,604            204,725             238,846
      600,000             123,363         164,484            205,604            246,725             287,846
      700,000             144,363         192,484            240,604            288,725             336,846
      800,000             165,363         220,484            275,604            330,725             385,846
      900,000             186,363         248,484            310,604            372,725             434,846
----------

(1) Benefits are calculated as annual straight life annuity amounts beginning at age 65 and are not reduced by any federal Social Security benefits. Optional payment forms of actuarial equivalence are also available.

(2) Current credited years of service for pension benefit calculation: Mr. Jordan - 26; Mr. Shedlarski - 26; Mr. Hines - 27.

--------
* EVA(R) is a registered trademark of Stern Stewart & Co.

(3) Covered compensation for pension benefit calculation includes only base salary and annual bonus shown on the Summary Compensation Table.

    Table II indicates the maximum annual retirement benefit that persons in specified compensation and years of service classifications would be entitled to receive under the former BW/IP International, Inc. Retirement Plan and the former BW/IP, Inc. Supplemental Executive Retirement Plan ("SERP"). The executive officers noted in the Summary Compensation Table who are covered by these plans are Messrs. Rethore and Wynn.


                           TABLE II - PENSION PLAN (1)

                                                             YEARS OF SERVICE (2)
                          -------------------------------------------------------------------------------------------
  REMUNERATION (3)           15           20              25             30              35          40
  ----------------           --           --              --             --              --          --
      300,000             $70,022       $93,363        $116,703       $140,044        $147,544     $155,044
      400,000              94,022       125,363         156,703        188,044         198,044      208,044
      500,000             118,022       157,363         196,703        236,044         248,544      261,044
      600,000             142,022       189,363         236,703        284,044         299,044      314,044
      700,000             166,022       221,363         276,703        332,044         349,544      367,044
      800,000             190,022       253,363         316,703        380,044         400,044      420,044
      900,000             214,022       285,363         356,703        428,044         450,544      473,044

----------

(1) Benefits are calculated as annual straight life annuity amounts beginning at age 65 and are not reduced by any federal Social Security benefits. Optional payment forms of actuarial equivalence are also available.

(2) Current credited years of service for pension benefit calculation: Mr. Rethore - 2; Mr. Wynn - 26.

(3) Covered compensation for pension benefit calculation includes only base salary and annual bonus shown on the Summary Compensation Table.

                        REPORT OF COMPENSATION COMMITTEE
                        CONCERNING EXECUTIVE COMPENSATION


OVERALL COMPENSATION POLICY AND BENCHMARK EVALUATION PROCESS

        The Compensation Committee of the Board consists of four directors, none of whom is a present or former officer or employee of the Company. The Board-adopted statement of purposes and responsibilities of the Compensation Committee states that the Committee is charged with the broad responsibility of seeing that officers and key management personnel are effectively compensated in terms of salaries, supplemental compensation and benefits which are internally equitable and externally competitive. Within that framework, and in order to tie compensation directly to performance, the Committee has adopted an "incentive-leveraged" compensation policy which offers the Company's officers, including the Chief Executive Officer, the opportunity to supplement their base salaries with substantial cash and stock-based incentives, all as more fully described below. This policy has the effect of holding base salaries below prevailing market midpoint rates while offering higher than average incentives to motivate executives to attain Company objectives. The Committee believes that this incentive leveraged policy was a contributing factor in motivating executive management to lead the Company to record annual sales, net earnings (before extraordinary items) and incoming business in 1997, in comparison to the consolidated annual results of the Company and BW/IP, both prior to the Merger.

        The Committee has established, for all officer personnel, including the Chief Executive Officer, a compensation policy which would place the officers' total annual cash compensation (consisting of salary and annual incentive plan awards) at the sixty-fifth percentile of companies of comparable size, if the Company attains its target financial goals under its incentive plans described hereafter. The Committee established this sixty-fifth percentile benchmark base upon data received by the Committee from Hay Associates and Hewitt Associates. The Hay database included a cross section of companies in order to allow the Committee to consider overall executive compensation trends.

MERGER TRANSITIONAL POLICIES AND ACTIONS

        As a transitional policy necessitated by the Merger, the Committee decided, for 1997 only, to maintain separate annual incentive plans for the officers of the Company prior to the Merger (the "former Durco Officers") and those who were former officers of BW/IP and joined the Company at the Merger (the "former BW/IP Officers"). Accordingly, the former Durco Officers, who include Messrs. Jordan, Shedlarski, Vernon, and Hines, continued to participate in the Company's Annual Incentive Plan established prior to January 1, 1997, which contained financial goals which did not contemplate the Merger. Their incentive awards for 1997 were thus based only upon the 1997 performance of the Company, excluding the performance of the BW/IP operations added through the Merger. Similarly, the former BW/IP Officers, including Mr. Rethore and Mr. Wynn, received incentive awards for 1997 based only upon the former BW/IP annual incentive plans in place prior to the Merger and the 1997 performance of the former BW/IP operations which became part of the Company through the Merger.

      The application of this transitional policy is further reflected in the fact that only the former Durco Officers received Long Term Incentive Plan awards for 1997, since the former BW/IP Officers participated in no similar BW/IP plan prior to the Merger. The Long Term Incentive Award received by the former Durco Officers for 1997 reflected the Company's substantially above target performance against a pre-established "RONA" goal over the three-year cycle ending December 31, 1997, excluding only the contributions of the former BW/IP operations subsequent to the Merger. The former Durco Officers also received a special payment in February, 1998,which constituted their account balances in the Company's two Long Term Incentive Plans which were scheduled to end their three year plan cycles on December 31, 1998, and December 31, 1999, respectively. These balances, which reflected the Company's substantially above goal performance in generating "economic value added" (or "EVA") returns (again excluding such BW/IP operations), in 1996 and 1997, were paid to early terminate these Long Term Incentive Plans as part of restructuring the Company after the Merger to eliminate compensation programs in which only a portion of the Officers participated. These special plan termination awards to the former Durco Officers were not made to the current CEO, but only to the former CEO, Mr. Jordan. One half of all these early termination payments were made in the form of Common Stock of equivalent cash value on date of payment.

        The Committee also recognized that the former BW/IP Officers received long term incentive compensation in the form of substantially larger stock option grants under the former BW/IP program (which automatically converted to Company stock options by virtue of the Merger) than awarded to the former Durco Officers by the Company in the past. The Committee noted that the former BW/IP Officers had received these larger grants in lieu of participation in long term incentive plans like those established for the former Durco officers by the Company prior to the Merger. Accordingly, the Committee decided, for 1997 awards only, to continue the substantially higher stock option grant levels to the former BW/IP Officers. The size of these grants to the former BW/IP Officers, including Mr. Rethore, the Company's CEO, were based upon application of the "Black Scholes" option valuation formula used by BW/IP prior to the Merger.

        After completing the above Merger transitional actions for 1997 to wrap up the pre-existing executive incentive programs on an equitable basis, the Committee approved both cash and stock-based incentive programs for 1998 and thereafter in which all Company Officers will participate on the same basis as their peers.

INCENTIVE PLANS - DESIGN AND STRATEGY FOR 1998

        The Company's 1998 Annual and Long Term Incentive Plans will allow opportunities, through effective performance against goals, for significant additional cash and stock compensation for the Chief Executive Officer and other officers. Performance goals, which must be met in order to earn payment of incentive compensation target awards, have been set to reward superior performance. Incentive awards are payable only if the Company achieves or exceeds predetermined results against quantitative financial performance measures designed to benefit shareholders, such as return on shareholders' equity ("ROE"), economic value added ("EVA"), and/or return on net assets ("RONA"). For 1998, the Company's Chief Executive Officer's annual and long term incentives, when combined, have been set, to be 125% of his individual salary range reference rate if all goals were met. In comparison, the total combined annual and long term incentives were set within a band of 95% to 120% of salary range reference rate for other officers listed in the Summary Compensation Table on page 9.

        The specific performance goals under these incentive plans were established by the Compensation Committee at beginning of 1998. The 1998 Annual Plan includes only 1998 goals, while the 1998 Long Term Plan contains goals covering the three-year period ending December 31, 2000. The 1998 Annual Plan contains general quantitative financial goals, including RONA and EVA for the participating executives, including the CEO, plus diversity improvement and information technology implementation goals. The 1998 Long Term Plan is EVA-based for all participates, including the CEO, with awards earned by participants only when the Company earns more than its cost of capital (i.e., weighted equity and debt capitalization) over the three year period.

INCENTIVE PLANS - 1997 RESULTS

        Consistent with the Company's record net earnings (before extraordinary items) on the aforementioned consolidated basis in 1997, Mr. Rethore and other officers received above target awards under their respective 1997 Annual Incentive Plans. Mr. Rethore's award was equivalent to 112.2% of his 1997 salary (including salary earned at BW/IP prior to the Merger) and reflected the substantially above goal performance of the former BW/IP operations during 1997. The counterpart range of awards for the other officers noted in the Summary Compensation Table extended from 94.7% to 48.9%. Pursuant to an Annual Plan provision adopted by the Committee to incent officers to invest their Annual Plan awards in Common Stock, Mr. Rethore received a 5% increase of his award by electing that his award be paid in the form of Common Stock of equivalent market value at time of payment. (For 1998, the Committee approved an increase to 15% in this stock election incentive.)

        Under the 1995-1997 Long Term Plan, the former Durco Officers listed in the Summary Compensation Table received awards ranging from 63.7% for Mr. Jordan, the Company's CEO prior to the Merger, to 56.1% for other former Durco Officers. These awards were based in large part upon the Company's attainment of record annual net earnings in 1995, 1996 and 1997 (excluding extraordinary items and the BW/IP contributions arising from the Merger). One-half of this award was made in the form of Common Stock to all noted former Durco Officers.

STOCK-BASED COMPENSATION

        Stock-based forms of incentive compensation utilized by the Company include stock options and restricted stock awards.

        With regard to stock options, the Committee has adopted a stock option plan administration policy under which options are granted annually to officers and selected other key employees. The number of options granted in 1997 to Mr. Rethore and other officers was based, in general, upon their job performance, their respective salary range reference rates, the market price of a share of Common Stock at date of grant, their past receipt of stock option grants, application of the "Black Scholes" option valuation formula and, as previously explained, whether they are former BW/IP or former Durco Officers. The Committee believes that these grants help link the objectives of management and shareholders. The Committee thus intends to continue the annual grants, but under a policy that does not distinguish in any way between former BW/IP and former Durco Officers.

        While the Committee authorized no grants of restricted stock to any of its Officers in 1997, the Committee believes that restricted stock may be used as a valuable compensation tool and thus may do so under appropriate circumstances in the future.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

        The Committee has not formally adopted a policy with regard to qualifying executive compensation plans for tax deductibility under Internal Revenue Code Section 162(m), which generally limits the corporate tax deduction for compensation paid to certain executive officers named in the Proxy Statement to $1 million per year. Non-deferred executive compensation is below the level at which this tax limitation would apply.


                                 K. E. Sheehan, Chairman
                                 H. K. Coble
                                 G.T. Haymaker
                                 M. F. Johnston

                                  COMPANY STOCK
                                PERFORMANCE GRAPH

        The following chart compares the cumulative total return, assuming monthly reinvestment of dividends, of the Company's Common Stock for the five year period beginning December 31, 1992 against (i) the Standard & Poor's Machinery-Diversified Index (which is comprised of companies also in the heavy duty capital equipment industry but outside the Company's flow control industry) and (ii) the Standard & Poor's 500 Index (which is broad equity market index).



                      [TOTAL RETURN TO SHAREHOLDERS CHART]



                                      YEARS
                                      -----

                                  1992      1993      1994      1995      1996      1997
                                  ----      ----      ----      ----      ----      ----
Flowserve Corporation           $100.00   $ 97.31   $113.02   $151.85   $179.58   $188.76
S & P Machinery Diversified     $100.00   $148.07   $144.14   $177.87   $221.71   $293.27
S & P 500                       $100.00   $110.08   $111.53   $153.45   $188.68   $251.63

The foregoing table is based on the Company's closing price per share of $27.94 on December 31, 1997. On March 31, 1998, the closing price of a share was $32.63.

EMPLOYMENT AGREEMENTS

        Effective with the Merger, the Company entered into an agreement with Bernard G. Rethore to serve as Chairman and Chief Executive Officer for a period ending on the earlier of (i) the Board's acceptance of Mr. Rethore's resignation after serving for three years or (ii) five years after the Merger. The agreement includes an annual base salary of no less than $550,000, but subject to increase based on annual reviews, with an annual bonus opportunity of no less than 50% of base salary and participation in long-term incentive plans. If the Board accepts Mr. Rethore's resignation after such three year period, Mr. Rethore's employment may continue as a consultant for two years at the same base salary, with an annual bonus opportunity of no less than 50% of base salary, but no additional participation in long-term incentive plans. Mr. Rethore's employment agreement also provides for the continued payment of compensation for five years after the Merger if the Company terminates his employment without cause or if Mr. Rethore terminates his employment for "good reason" (which includes any action by the Company resulting in a material diminution in his position or a material breach of the agreement by the Company). Mr. Rethore also has the right to an additional retirement benefit equal to the excess of (i) his retirement benefit payable under the SERP assuming one additional year of service for each actual year of service over (ii) his retirement benefit actually payable under the SERP.

        Effective with the Merger, the Company entered into an agreement with William M. Jordan to serve as President and Chief Operating Officer until the resignation of Mr. Rethore and then to serve as Chairman and Chief Executive Officer for the balance of his five year employment term. This agreement establishes an annual base salary of no less than $500,000, but subject to increase based on annual reviews, with an annual bonus opportunity of no less than 50% of base salary and participation in long-term incentive plans. Mr. Jordan's employment agreement also provides for the continued payment of compensation during his employment term if the Company terminates his employment without cause or if Mr. Jordan terminates his employment for "good reason" (which includes any action by the Company resulting in a material diminution in his position or a material breach of the agreement by the Company, including the Company's failure to elect him Chairman and CEO on the third anniversary of the Merger).

        Prior to the Merger, the Company also entered into a supplemental pension agreement with Mr. Jordan under which Mr. Jordan is entitled to a nonqualified pension supplement upon retirement. The supplement is computed by calculating the amount necessary for Mr. Jordan to receive the same total pension benefit at attainment of age 60 that he would receive under the Company's existing qualified and nonqualified pension plans at age 65.

        Effective shortly after the Merger, the Company entered into employment agreements with other executive officers, including Messrs. Shedlarski, Vernon and Wynn, providing for, among other things, the payment of termination benefits in the event that the individual's employment is terminated by the Company without cause or by the officer for "good reason" (which includes a substantial, detrimental change in position, duties or status or a material breach of the agreement by the Company). The termination benefits under these agreements include, among other things, a payment equal to the sum of annual base salary plus the average annual bonus paid in the last two calendar years, with such sum then multiplied by three if termination occurs before August 1, 1998, two if termination occurs after July 31, 1998, but before August 1, 1999, or one if termination occurs after July 31, 1999, but before July 31, 2001. The agreements terminate on July 31, 2001.

        The Company is a party to contracts with Messrs. Rethore, Jordan, Shedlarski, Vernon and Wynn and certain other officers and key employees of the Company providing for, among other things, the payment of severance benefits in the event that the individual's employment with the Company is terminated under specified circumstances within two years after a change in control of the Company. The severance benefits under the contracts with the named individuals include, among other things, payment of the following: (i) three times the sum of the individual's base annual salary and the average amount awarded to the individual under any incentive compensation plan or arrangement for the two years preceding employment termination; (ii) the value of any outstanding Stock Options held by the individual under any Stock Option plan of the Company, determined in accordance with a formula set forth in the contract; (iii) a supplemental pension payment equivalent to the additional benefit which would be earned for two additional years of service; (iv) all legal fees and expenses incurred by the individual as a result of his termination of employment; and (v) full reimbursement (on a "grossed-up" basis") of certain excise tax liabilities arising from the benefit payments and any such reimbursement, if applicable. The term of each such contract continues until December 31, 2001, subject to extension beyond that date by agreement of the parties.

                     APPROVAL OF 1998 RESTRICTED STOCK PLAN

        The Board of Directors recommends that shareholders approve the Flowserve Corporation 1998 Restricted Stock Plan (the "Plan"). The purpose of the Plan is to encourage a high level of performance by directors and employees by providing a form of stock ownership which is closely aligned with the best interests of shareholders of the Company.

        Participation in the Plan is limited to non-employee directors and to key employees selected by the Compensation Committee.

        During the restricted period, recipients of Restricted Shares may not transfer or dispose of such shares and will forfeit the Restricted Shares if they fail to meet requirements of the applicable restrictions. However, recipients have shareholder voting and dividend rights in Restricted Shares immediately upon issuance.

        With regard to non-employee directors, the Plan requires at least one-half of a director's compensation, otherwise payable in cash, to be paid through grants of Restricted Shares. Grants may only be authorized by the Board on the date of an Annual Meeting of Shareholders. The number of Restricted Shares granted is based upon the Market Value of a Share (as defined in the Plan), rounded to next closest multiple of twenty-five shares. Grants of Restricted Stock to directors elected after the Annual Meeting are prorated on a quarterly basis from the date first elected until the date of the next Annual Meeting.

        Under this Plan, the Compensation Committee has discretion to determine that a portion of compensation payable to key employees pursuant to the Company's compensation plans may be paid in a number of Restricted Shares. The number is determined by dividing the amount to be paid by the Market Value of a Share into the cash compensation otherwise payable on the date compensation was awarded. The Committee may delegate authority to make Restricted Stock awards to the Company's Chief Executive Officer in an amount not to exceed 15,000 shares per calendar year. CEO awards may only be made to non-officers and may not exceed 1,000 share grants per recipient.

        Subject to adjustment, as set forth in the Plan, the aggregate maximum number of shares granted under the Plan will be 800,000 shares. The maximum aggregate number of shares which may be granted to any one individual during the term of the Plan is 40,000 shares.

        The Plan permits the deferral of the receipt of Restricted Shares upon the election of the recipient. The Company will establish a separate account in a rabbi trust for each participant who has deferred shares. Dividends on deferred shares will be credited to a deferred cash account in the rabbi trust, with interest credited on such dividends. Distribution of the deferred shares occurs in either a lump sum or installments at the recipient's election when the recipient terminates employment or services as a director. The participant then incurs taxable income at the time of actual post termination distribution in an amount equal to the market value of the Restricted Stock then applicable, with the Company then receiving a corresponding deduction.

        In the absence of such deferral, the award of Restricted Shares has the following tax ramifications for the recipient and the Company. The granting of an award of Restricted Shares that are subject to forfeiture does not result in taxable income to the recipient unless the recipient then makes a special election to report the award as taxable income. If this special election is made, the recipient recognizes ordinary income in the amount of the total market value of the underlying shares on the date of grant, and the Company receives a corresponding tax deduction. Any gain or loss subsequently experienced will be a capital gain or loss to the recipient, and the Company does not receive any additional tax deduction. Absent such as an election, the value of the award is considered taxable income to the recipient once it is vested. The Company then receives a corresponding tax deduction equivalent to the market value of the shares, underlying award on the date of vesting. Dividends are paid concurrent with, and in an amount equal to, ordinary dividends and are taxable as paid.

        The Compensation Committee has discretion to grant to eligible employees awards of Restricted Stock which require attainment of objective performance-based goals for vesting. The Company intends that any Shares issued as a result of attaining performance-based goals shall satisfy the applicable provisions of Section 162 (m) of the Internal Revenue Code of 1986.

        The foregoing is a summary only, and the actual tax consequences of the award and vesting of Restricted Shares are more complex than the summary stated above.

        The Plan shall be effective as of June 1, 1998, if approved by shareholders at the 1998 Annual Meeting of Shareholders. The Plan will expire at the earlier of its ten year term, unless extended by the Board for an additional ten year term, or when no further shares are available for issuance.

        For non-employee directors, the Plan is administered by the Board, and, for employees, by the Compensation Committee. This Committee has authority to construe and interpret the Plan and to amend, rescind or prescribe rules relating to the Plan. However, any matters which impact non-employee directors must also be approved by the full Board.

        The Board and the Committee are not permitted under the Plan to authorize any amendments to the Plan which would increase the number of shares which can be issued under the Plan, unless prior shareholder approval is obtained.

        For further information about the terms and conditions of the Plan, please review the copy of the Plan's text which is attached to this Proxy Statement as Appendix A.

        Approval of the Plan requires an affirmative vote of the holders of a majority of Common Stock represented at the Annual Meeting when a quorum is present. Abstentions and non-votes have neither the effect of a vote for nor the effect of a vote against the Plan.

        THE BOARD URGES SHAREHOLDERS TO VOTE "FOR" THE APPROVAL OF THE FLOWSERVE CORPORATION 1998 RESTRICTED STOCK PLAN.

                              INDEPENDENT AUDITORS

        The Company has eliminated the formality of seeking ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for 1998. Ernst & Young LLP has served as the Company's independent auditors since 1956. Representatives of Ernst & Young will attend the meeting and respond to any questions or make a statement if they so desire.

                                 OTHER BUSINESS

        The Board of Directors does not know of any other matters of business which may be brought before the Annual Meeting. However, it is intended that, as to any such other matters or business, a vote may be cast pursuant to the accompanying Proxy in accordance with the judgment of the person or persons voting such Proxy.

                             SHAREHOLDERS' PROPOSALS

        A proposal by a shareholder intended for inclusion in the Company's Proxy Statement and form of Proxy for the 1999 Annual Meeting of Shareholders must be received by the Company at 222 West Las Colinas Boulevard, Irving, Texas, 75039, Attention: Secretary, on or before December 10, 1998 in order to be eligible for such inclusion. The 1999 Annual Meeting of Shareholders is tentatively scheduled to be held on April 24, 1999, with such date being subject to change.

                             SOLICITATION OF PROXIES

        The cost of preparing, assembling and mailing this Proxy Statement and the accompanying form of Proxy will be borne by the Company. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward Proxy materials to their principals and to obtain authorization for the execution of Proxies. Directors, officers and regular employees of the Company may solicit Proxies personally from some shareholders if proxies are not received promptly. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses in handling Proxy materials.

                                             FLOWSERVE CORPORATION


                                             By: RONALD F. SHUFF

                                                                      APPENDIX A


                              FLOWSERVE CORPORATION

                           1998 RESTRICTED STOCK PLAN


ARTICLE 1.      GENERAL PROVISIONS

SECTION 1.  PURPOSE

The purpose of the Flowserve Corporation 1998 Restricted Stock Plan (the "Plan") is to provide certain compensation to eligible directors and employees in the form of Shares which are restricted for a period of time in accordance with the terms and conditions set forth below. The Plan is designed to encourage the continued high level of performance of such directors and employees by increasing the identity of interest of such directors and employees with the shareholders of the Company. The Plan is intended to be an unfunded program established for the purpose of providing compensation for eligible directors and a select group of management employees.

SECTION 2.  DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

(a)     "Board of Directors" means the board of directors of the Company.

(b) "Change in Control" means the occurrence of any of the following: (i) any "person" or "group" within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act"), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act) of 20% or more of the then outstanding voting Shares of the Company, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors (and any new director whose election by the Board of Directors or whose nomination for election by the Company's shareholders was approved by a vote for at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof, or (iii) any merger or consolidation of the Company into or with another corporation (other than a corporation controlled by the Company immediately prior to such merger or consolidation), if the Company will not be the surviving corporation or will become a subsidiary of another corporation, or any sale of all or substantially all the assets of the Company.

(c)     "Committee" means the Compensation Committee of the Board of Directors.

(d) "Company" means Flowserve Corporation, a New York corporation and its successors in interest. When used with reference to employment, "Company" also includes any business organization, 50% or more of the voting control of which is owned or controlled directly or indirectly, by the Company.

(e) "Eligible Director" means any director of the Company who is not also an employee of the Company.

(f) "Eligible Employee" means any key employee of the Company selected by the Committee.

(g) "Market Value" means the average of the closing prices for a Share as reported on the New York Stock Exchange or other national exchange or the mean between the closing bid and asked prices for a Share as reported on a nationally recognized system of price quotation beginning twenty-one days prior to and ending on the date the value of a Share is to be determined.

(h) "Participant" means any individual to whom Shares are issued or issuable under the Plan.

(i) "Restriction Period" means a period of time not more than ten (10) years, as determined by the Committee at the time of grant, from the date the Restricted Shares are granted.

(j) "Restricted Shares" means Shares granted under the Plan subject to a Restriction Period.

(k) "Share" or "Shares" means the shares of Common Stock, $1.25 par value of the Company.

(l) "Tax Date" means the date as of which Shares are taxed (for federal income tax purposes) to the Participant.

SECTION 3.  ADMINISTRATION

(a) For Eligible Directors, the Plan shall be administered by the Board of Directors and for Eligible Employees the Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Board of Directors and the Committee shall have authority to construe and interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan (including performance-related conditions for the issuance and vesting of Restricted Shares), and to make all other determinations necessary or advisable for administering the Plan. The Board of Directors and the Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem expedient to carry the Plan into effect. The Committee is authorized to establish performance conditions related to the issuance and vesting of Shares under the Plan and to certify whether such conditions have been satisfied. The determination of the Committee on any matters within the scope of this section shall be conclusive.

(b) Except as provided in paragraph (c) below, the Board of Directors or the Committee may waive or lessen at any time any condition or restriction with respect to Restricted Shares issued pursuant to the Plan; provided, however, that if such Restricted Shares are granted to a member of the Board of Directors, such member shall not participate in the decision by the Board of Directors.

(c) To the extent that the issuance of Restricted Shares subject to performance-related conditions is intended to qualify as "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended, the Plan shall be interpreted and administered to carry out such intention, and any provision of the Plan that cannot be so interpreted and administered shall to that extent be disregarded.

SECTION 4.  SHARES SUBJECT TO THE PLAN

Subject to adjustment as provided in Section 1 of Article IV, the maximum number of Shares which may be granted as Restricted Shares under the Plan shall be 800,000 shares. Shares granted as Restricted Shares under the Plan may be authorized and unissued Shares or Shares held in the Company's treasury, if any. Any Shares which are granted as Restricted Shares under the Plan and which are thereafter forfeited by the Participant may again be granted under the Plan as Restricted Shares. The maximum aggregate number of Shares that may be issued under the Plan to any individual shall be 40,000 shares.

SECTION 5.  TERMS AND CONDITIONS OF RESTRICTED SHARES

(a) Subject to the other provisions of this Section 5, Restricted Shares issued pursuant to the Plan shall be subject to the following restrictions:

       i. the Participant shall not be entitled to receive delivery of the certificate for such Restricted Shares until the expiration of the Restriction Period;

       ii. such Restricted Shares shall not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restriction Period;

       iii. all such Restricted Shares shall be forfeited and all right of the Participant to such Restricted Shares shall terminate without further obligations on the part of the Company if the Participant ceases to be an employee of the Company (in the case of a participant who receives Restricted Shares as an Eligible Employee) or as a director (in the case of a Participant who receives Shares as an Eligible Director) prior to the end of the Restriction Period; and

       iv. such other lawful restrictions as the Board of Directors or the Committee, in its discretion, imposes at the time of the grant.

       Upon the forfeiture of Restricted Shares, such Shares shall be returned to the status of authorized and unissued Shares.

(b) Notwithstanding the provisions of paragraph (a) of this Section 5, in the event a Participant ceases to be an employee of the Company (in the case of a Participant who receives Restricted Shares as an Eligible Employee) or as a director (in the case of a Participant who receives Restricted Shares as an Eligible Director) prior to the end of a Restriction Period as a result of such Participant's death, disability or normal retirement in accordance with the Company's policies, then the restrictions set forth in paragraph (a) of this Section 5 shall immediately cease to apply.

(c) In the event a Participant who receives Restricted Shares as an Eligible Employee ceases to be an employee prior to the end of a Restriction Period as a result of such Participant's early retirement in accordance with the Company's policies, such Restricted Shares shall be forfeited, unless the early retirement of the Participant shall have been approved in advance by the Committee. If the Committee grants such approval, however, the restrictions set forth in paragraphs (a) (i) and (a) (ii) of this Section 5 shall continue until the earlier of the end of the Restriction Period or the date of such Participant's attainment of normal retirement age in accordance with the Company's policies; provided that, in any event, all such Restricted Shares shall be forfeited and all rights of the Participant to such Restricted Shares shall terminate without further obligations on the part of the Company if the Participant, directly or indirectly, individually or as an agent, officer, director, employee, shareholder (excluding being the holder of any stock which represents less than 1% interest in a corporation), partner or in any other capacity whatsoever engages, prior to the time such restrictions cease to apply, in any activity competitive with or adverse to the Company's business or in the sale, distribution, production or attempted sale or distribution of any goods, products or services then sold or being developed by the Company.

(d) Upon the occurrence of a Change in Control, all of the restrictions set forth in this Section 5 shall immediately cease to apply to all Restricted Shares issued pursuant to the Plan.

(e) At the end of the Restriction Period, or at such earlier time as is provided for in this Section 5, and if all other conditions including performance-related conditions have been satisfied, the restrictions applicable to the Restricted Shares pursuant to this Section 5 shall cease, a share certificate for the number of Restricted Shares with respect to which the restrictions have ceased shall be delivered, free of all such restrictions and all restrictive legends, to the Participant or the Participant's beneficiary or estate, as the case may be.

(f) If required by the Board of Directors or the Committee, each grant of Restricted Shares shall be evidenced by a written agreement between the Company and the Participant. Such agreement may include a commitment by the Participant to perform services. In addition, the Board of Directors or the Committee may, in connection with and as a condition to a grant of Restricted Shares, require the Participant to execute and deliver to the Company share assignment forms, endorsed in favor of the Company, to be used by the Company in connection with any forfeiture or other transfer of Restricted Shares to the Company.

SECTION 6.  SHARE CERTIFICATES; RIGHTS AS A SHAREHOLDER

(a) Following the grant of Restricted Shares, the Company shall issue a share certificate registered in the name of the Participant bearing the following legend and any other legend required by any federal or state securities laws:

        "The transferability of this certificate and the Common Stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture and restrictions against sale, assignment, transfer, pledge, hypothecation and other disposition) set forth in the Flowserve Corporation 1998 Restricted Stock Plan. Copies of such Plan will be mailed to any shareholder without charge within five days after receipt of written request therefore addressed to Secretary, Flowserve Corporation, 222 W. Las Colinas Boulevard, Suite 1500, Irving, Texas, 75039."

        Each such Share certificate shall be retained by the Company until the restrictions set forth in Article I, Section 5(a) cease to apply to the Shares represented by such certificate.

(b) Upon the issuance of a Share certificate with respect to Restricted Shares, the Participant shall, subject to all of the terms, conditions and restrictions set forth in the Plan, have all of the rights of a holder of Shares, including the right to vote and to receive dividends and other distributions with respect thereto.

ARTICLE II.       RESTRICTED SHARES FOR ELIGIBLE DIRECTORS

SECTION 1.  GRANT OF RESTRICTED SHARES TO ELIGIBLE DIRECTORS

During the term of the Plan, a portion of the annual cash compensation payable to Eligible Directors shall be payable in Restricted Shares. The number of Restricted Shares to be issued shall be based on the Market Value of a Share on the date the compensation is awarded (rounded to the next closest multiple of twenty-five shares). Such grant shall offset the liability of the Company to pay the designated portion (not less than one-half) of the annual cash retainer so covered by the grant. For an Eligible Director elected to the Board after the Annual Meeting, the Board of Directors shall authorize a grant of Restricted Shares prorated on a quarterly basis from the date that the Eligible Director was first elected to the Board until the date of the next Annual Meeting.

ARTICLE III.      SHARES FOR ELIGIBLE EMPLOYEES

SECTION 1.  GRANT OF RESTRICTED SHARES TO ELIGIBLE EMPLOYEES

From time to time during the term of the Plan, the Committee at its discretion may otherwise authorize grants of Restricted Shares to Eligible Employees for prior and future service, subject to other applicable provisions of the Plan. The duration of the Restriction Period, and other terms and conditions, if any, relating to issuance, delivery, vesting, forfeiture and performance-based goals shall be as may be determined by the Committee. Performance-based goals shall relate to a specified performance period and may include one or more of the following performance measures: earnings, net cash flows, total shareholder return or economic value added. The Committee shall establish the specific targets for such selected goals. The Committee may also determine that a portion of the total compensation for prior and future service to be paid to an Eligible Employee, pursuant to the Company's incentive compensation programs, shall be paid by granting to such Eligible Employee on the approximate date the compensation was to be awarded, a number of Restricted Shares determined by dividing the amount of such compensation to be so paid by the Market Value of a Share on the date the compensation was to be awarded (rounded to the nearest whole share).

The Committee at its discretion, may delegate its authority to the Company's Chief Executive Officer to so award Restricted Shares in an amount not to exceed 15,000 shares per calendar year to Eligible Employees, provided that any such grant shall be limited to 1,000 shares per Eligible Employee per calendar year, and further provided that the Chief Executive Officer shall not be authorized to award any grants to any officers of the Company. The Chief Executive Officer shall, on an annual basis, report all such awards to the Committee, and the Committee's ratification and approval of such awards shall be presumed in the absence of express action by the Committee to the contrary.

SECTION 2.  RETURN OF SHARES TO SATISFY WITHHOLDING OBLIGATIONS

Unless restricted by the Committee, any employee of the Company who holds or has the right to receive Shares may elect to return to the Company or have the Company retain, a number of such Shares (with respect to which the restrictions have lapsed or performance goals have been satisfied) having a Market Value on the Tax Date equal to all or any part of the federal, state and local withholding tax (whether mandatory or permissive) applicable to the lapse of restrictions on such employee's Restricted Shares (up to a maximum amount determined by the employee's top marginal tax rate) in lieu of the Company withholding such amounts in cash. The Committee may establish from time to time rules or limitations with respect to the right of a holder to elect to return or have the Company retain Restricted Shares with respect to which the restrictions have lapsed in satisfaction of withholding payments.

ARTICLE IV.       MISCELLANEOUS

SECTION 1.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

Upon any change in the outstanding Shares by virtue of a share dividend or split, recapitalization, merger, consolidation, combination or exchange of Shares or other similar change, the number of Shares which may be issued under the Plan (or the class of shares which may be issued) shall be adjusted appropriately by the Company, whose determination with respect to such adjustment shall be conclusive, subject to the provisions concerning a Change of Control stated in Article I, Section 5(d). Unless the Committee shall otherwise determine, any securities and other property received by a Participant in connection with or as a result of any such change with respect to Restricted Shares (excluding dividends paid in cash) shall be deposited promptly with the Company to be held in custody until the restrictions cease to apply to the Restricted Shares. Notwithstanding the foregoing, however, in the event any rights to purchase Shares are issued pursuant to the Company's Shareholder Rights Plan (or any successor plan) with respect to

Restricted Shares, such rights shall cease to be subject to the restrictions applicable to the underlying Restricted Shares at such time, if any, as such rights become exercisable.

SECTION 2.  COMPLIANCE WITH LAWS

The issuance or delivery of Shares pursuant to the Plan shall be subject to, and shall comply with, any applicable requirements of federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder), any securities exchange upon which the Shares may be listed and any other law or regulation applicable thereto. The Company shall not be obligated to issue or deliver any Shares pursuant to the Plan if such issuance or delivery would, in the opinion of the Committee, violate any such requirements. The foregoing shall not, however, be deemed to require the Company to effect any registration of Shares under any such law or regulation, although the Company may elect to do so.

SECTION 3.  AMENDMENT AND TERMINATION

(a) Subject to the limitations hereinafter set forth, the Committee may from time to time amend the Plan, or any provision thereof, in such respects as the Committee may deem in the best interests of the Company; provided, however, that any such amendment must be approved by shareholders of the Company if such amendment would:

        (i) increase the aggregate number of Shares which may issued and/or delivered;

        (ii) materially modify the requirements as to eligibility for participation in the Plan.

        Any amendment to a grant of Restricted Shares to an Eligible Director shall be made or ratified by the Board of Directors.

(b) The Plan shall terminate and no additional Shares shall be granted under the Plan after the 2008 Annual Meeting, unless extended by the Board for an additional ten year term. However, the Board may also earlier terminate, in either case, if and when no further Shares are available for issuance.

(c) No amendment to or termination or expiration of the Plan shall adversely affect the ultimate forfeiture, vesting, issuance or delivery of any Restricted Shares previously granted or awarded under the Plan without the consent of the holder thereof.

SECTION 4.  NOTICES

Each notice relating to the Plan shall be in writing and delivered in person or by mail to the proper address. Each notice shall be deemed to have been given on the date it is delivered or mailed. Each notice to the Company, the Board of Directors or the Committee shall be addressed as follows: Flowserve Corporation 222 W. Las Colinas Boulevard, Suite 1500, Irving, Texas 75039. Attention:
Secretary. Each notice to a Participant shall be addressed to the

Participant's address as set forth in the records of the Company. Anyone to whom a notice may given under this Plan may designate a new address by written notice to the Company or to the Participants, as the case may be.

SECTION 5.  BENEFITS OF PLAN

The Plan shall inure to the benefit of, and shall be binding upon, each successor and assign of the Company. Rights under the Plan may not be assigned or alienated by any Participant. Nothing in the Plan shall be deemed to create any obligation on the part of the Company to nominate any director for re-election or to continue the employment of any employee, nor shall anything in the Plan be construed to give any Eligible Employee any contract or other right to participate in this Plan in any way which is not approved in advance by the Committee.

SECTION 6.  TAXES

The Company shall have the right to require, prior to the issuance, delivery or vesting of any Shares, payment by the Participant of any taxes required by law with respect to such issuance, delivery or vesting.

SECTION 7.  GOVERNING LAW

The laws of the State of Texas shall control the interpretation and performance of the provisions of the Plan; provided, however, that the laws of the State of New York shall govern the issuance of Shares pursuant to the Plan.

SECTION 8.  EFFECTIVE DATE OF THE PLAN

The effective date of the Plan is June 1, 1998, subject to approval by the shareholders of the Company at the Annual Meeting of Shareholders to be held May 21, 1998.

ARTICLE V.      PARTICIPANT DEFERRAL OF RESTRICTED SHARES

SECTION 1.  FORMS OF DEFERRAL

(a) Participants who are either Eligible Directors or who are Eligible Employees (each an "Eligible Participant") shall be eligible to defer receipt of Restricted Shares under the Plan.

(b) An Eligible Participant may defer the receipt of Restricted Shares issuable pursuant to the Plan by filing an appropriate notice with the Secretary of the Company. An election to defer Shares shall be effective upon such acceptance and shall apply only to Shares which either (i) have not yet been granted or awarded or (ii) which vest in the following calendar year or thereafter, provided, in the case of this clause (ii), such election is made and accepted prior to July 1 of the year preceding such vesting or issuance. This election to defer to Restricted Shares (which shall be called "Deferred Shares" hereafter upon such election) shall remain in effect until terminated or changed as provided in this Plan.

(c) A Participant may terminate any on-going agreement to accept receipt of Deferred Shares relating to future grants or awards by giving notice of termination to the Company. Any such termination shall be effective only with respect to in the case of Restricted Shares grants or issuance which occur on or after the date of the termination notice.

SECTION 2.  ACCOUNTS FOR DEFERRED SHARES

(a) The Company will establish a separate account for each Participant who has Deferred Shares in which the Deferred Shares will be maintained. The Company will create this account through a trust (the "Trust") established by the Company, with the applicable trustee (the "Trustee") maintaining the Deferred Shares pursuant to the Trust.

(b) Notwithstanding other provisions of the Plan, the Company shall fund such account, in the case of Deferred Shares where the deferral election is made prior to issuance of the Deferred Shares, either (i) by providing appropriate instructions and sufficient cash to the Trustee, on or about the date of issuance, to purchase such Deferred Shares for this account on the open market, or (ii) by issuing the Deferred Shares to the Trustee. If the Deferred Shares are purchased by the Trustee, the Company shall reimburse the Trustee for any associated brokerage or other transaction fees in making the purchase.

(c) In the case of Deferred Shares in which the deferral election is properly made after the date of issuance but prior to the date of vesting, the Company shall fund such account by transferring (and causing the Participant to assign) such Deferred Shares to the Trustee for holding pursuant to the terms of the Trust, with the provisions of
        Article I, Section 6(a) and 6(b) being inapplicable to these Deferred Shares.

(d) Any dividends paid on the Deferred Shares in this account ("Dividends") will be credited to a deferred cash account to be established under the Trust in which the amount of the Dividends will be recorded for the benefit of the Participant, with interest to be credited to the Dividends in the following manner. The Company will credit to each such cash account, as of the first day of each calendar quarter, interest on the amount then credited to such account, including all previous credits to such account by operation of this Section, computed at an annual rate equal to 120% of the long-term applicable federal rate compounded quarterly as published by the Internal Revenue Service for the beginning month of each calendar quarter to determine imputed interest income for tax purposes.

(e) Any Deferred Shares hereunder and any amount credited to either the cash or Deferred Shares Trust accounts of a Participant, or as any interest or any Dividends paid on such Deferred Shares, will represent only an unsecured promise of the Company to pay or deliver the amount so credited in accordance with the terms of this Article of the Plan. Neither a Participant nor any beneficiary of a Participant will acquire any right, title, or interest in any asset of the Company as a result of any amount of cash or Deferred Shares credited to a Participant's account or accounts. At all times, a Participant's rights with respect to the amount credited to his/her account or accounts will be only those of an unsecured creditor of the Company. The Company will not be obligated or required in any manner to restrict the use of any of its assets as a result of any amount credited to a Participant's account or accounts. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, lien, encumbrance or charge, and any attempt to take any such action shall be void.

(f) The Trustee will have voting rights on all Deferred Shares prior to their distribution.

SECTION 3.  DISTRIBUTION OF DEFERRED SHARES

(a) Deferred Shares will be distributed only in accordance with the following sections, pursuant to the election specified by the Participant.

        (i) In the event a Participant ceases to be a director or employee of the Company, as the case may be, for any reason, any Deferred Shares and the interest and Dividends on these Deferred Shares (other than Deferred Shares, if any, that are forfeited) previously or currently credited to his/her account will be distributed commencing within 60 calendar days of his/her termination in accordance with the method of distribution elected by the Participant.

        (ii) The Participant may elect to receive such distributions in a lump sum, in equal annual installments (not exceeding ten), or in some designated combination thereof.

        (iii) If the election is a lump sum, then interest and Dividends will be credited to the account through the date of distribution, and the entire amount of Dividends, with applicable interest, will be paid, and the entire Deferred Shares account balance will be transferred in kind, to the Participant within 60 days of his/her termination.

        (iv) If installments have been elected, any Dividends, with applicable interest, will be calculated through the date of termination and added to the account. The resulting deferred cash total shall be divided equally by the number of installments elected and the first payment made within 60 days of termination. The second and all subsequent installment payments shall be made between January 1 and 30 of each following year. Interest will continue to accrue to the account on the balance remaining in the Participant's Dividend account until all installments have been paid. Interest will be paid annually with each installment payment. With regard to the Deferred Shares, the aggregate number of Deferred Shares held in the separate account for Deferred Shares will be divided by the number of installments elected and allocated in equal whole number proportions to be distributed with each such installment payment (with any remainder after such equal division to be included in the first installment). All Deferred Shares so allocated will be distributed in kind with each applicable installment, which shall be paid simultaneously with any deferred cash distribution installments. Certificates representing the applicable amount of Deferred Shares held for the then longest time in the Deferred Shares account of the Trust will be delivered with each installment, where applicable. Dividends from any undistributed Deferred Shares will continue to accrue to the Participant's Dividend account, receive applicable interest credit and will be paid with the next applicable installment payment of deferred cash.

        (v) If any portion of a Participant's deferred account remains unpaid at his/her death, then after his/her death such amount will be paid (i) to his/her beneficiary(ies) in accordance with the method of distribution elected by the Participant (following the procedures for lump sum and installment payments set forth above), or (ii), if the beneficiary predeceases the Participant, to the Participant's estate in a lump sum. Should a beneficiary die after the Participant has terminated service but before the entire Deferred Shares have been disbursed, the balance of the cash benefit will be paid to the beneficiary's estate in a lump sum, and the Deferred Shares benefit will be transferred to such estate in kind.

        (vi) Notwithstanding anything to the contrary above, no Deferred Shares shall be paid to the Participant until expiration or termination of the applicable Restriction Period or, if earlier, until the provisions of Article I, Section 5 (a) cease to apply to such Shares, and until satisfaction of applicable performance related conditions, if any.

(b) Upon the request of a Participant, the Committee may, but shall not be required to, consent to the sale, following the termination of the Participant's employment with the Company or service on the Board of Directors, as the case may be, of any or all Deferred Shares held for the account of the Participant, with the net cash proceeds of such sale, together with the interest thereon, then to be held for the account of the Participant and distributed in the same manner as the Deferred Shares would have been distributed.

                                  DETACH HERE


                             FLOWSERVE CORPORATION

             PROXY FOR ANNUAL SHAREHOLDERS' MEETING - MAY 21, 1998 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints BERNARD G. RETHORE and WILLIAM M. JORDAN, and each of them, with full power to act without the other, as proxies with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock of Flowserve Corporation which the undersigned is entitled in any capacity to vote if personally present at the 1998 Annual Meeting of Shareholders of Flowserve Corporation to be held at 9:00 a.m. on Thursday, May 21, 1998 at the Omni Mandalay Hotel, 221 East Las Colinas Boulevard, Irving, Texas, and at any adjournment thereof upon the proposals listed on the reverse side of this Proxy and more fully described in the Notice of Annual Meeting of Shareholders dated April 9, 1998, and upon all matters presented at the Annual Meeting but not known to the Board of Directors at a reasonable time before the solicitation of this proxy.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

             (CONTINUED, AND TO BE DATED AND SIGNED, ON OTHER SIDE)

                                  DETACH HERE


PROXY NO.                                                                 SHARES

1. Election of three directors each for a three year term and one director for a one year term:
    [ ] FOR all nominees listed below        [ ] WITHHOLD AUTHORITY
        (except as marked to the contrary        to vote for all nominees
        below)                                   listed below

    INSTRUCTION:  To withhold authority to vote for any individual nominee, strike a line through the nominee's name below:
                  THREE YEAR TERM:  Hugh K. Coble, George T. Haymaker and
                                    William C. Rusnack
                  ONE YEAR TERM:  Charles M. Rampacek

2.  Approval of the 1998 Flowserve Corporation Restricted Stock Plan
    [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

                                          Date:
                                               -----------------------, 1998

                                          ----------------------------------

                                          ----------------------------------
                                          Signature(s) of Shareholder(s)
                                          Please sign as name(s) appear at left.
                                          Executors, administrators, trustees,
                                          guardians and others signing in a
                                          representative capacity, should
                                          indicate the capacity in which they
                                          sign. An authorized officer may sign
                                          on behalf of a corporation and should
                                          indicate the name of the corporation
                                          and his or her capacity.